EXHIBIT 23(c)

CONSENT OF EXPERT

We consent to the incorporation by reference in this Registration Statement of ArvinMeritor, Inc. (“ArvinMeritor”) on Form S-8 of the references to our firm and to our reports with respect to estimation of the liability for pending and reasonably estimable unasserted future asbestos-related claims, which are included or incorporated by reference (i) in the Annual Report on Form 10-K of ArvinMeritor for the fiscal year ended September 27, 2009 (as amended), under the headings “Item 3. Legal Proceedings,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data”.

BATES WHITE LLC

/s/ Charles E. Bates

     Charles E. Bates Ph.D.

                                                                 President and CEO

Date: January 14, 2010